                                                               File No. 811-____

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                    ---------------------------------------
                            WASHINGTON, D.C.   20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:          United Investors Advantage Gold Variable Account

Address of Principal Business Office:
                  c/o United Investors Life Insurance Company
                            2001 Third Avenue South
                           Birmingham, Alabama 35233

Telephone Number:                (205) 325-4300

Name and Address of Agent for Service of Process:               Copy to:
John H. Livingston, Esquire                                     Frederick R. Bellamy, Esquire
United Investors Life Insurance Company                         Sutherland Asbill & Brennan LLP
2001 Third Avenue South                                         1275 Pennsylvania Avenue, N.W.
Birmingham, Alabama 35233                                       Washington, D.C. 20004-2415

Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes /X/   No / /


                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, United Investors Life Insurance Company, the sponsor of the registrant, has caused this notification of registration to be duly signed on behalf of the registrant in the City of Birmingham and State of Alabama on the 26th day of October, 1999.

[SEAL]                        UNITED INVESTORS ADVANTAGE GOLD VARIABLE ACCOUNT

                              By:  UNITED INVESTORS LIFE INSURANCE COMPANY


                                   By: /s/ Anthony L. McWhorter
                                       -------------------------------------
                                       Anthony L. McWhorter
                                       President and Chief Executive Officer

Attest: /s/ John H. Livingston
        ----------------------
        John H. Livingston
        Secretary and Counsel